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                                                                       EXHIBIT 6

                      [MEDIA ARTS GROUP, INC. LETTERHEAD]


                               December 15, 2000

Mr. Thomas Kinkade
521 Charcot Avenue
San Jose, CA 95131


                            Re: Standstill Agreement

Dear Mr. Kinkade:

     WHEREAS, Thomas Kinkade, Nanette Kinkade and/or an entity affiliated with Thomas Kinkade (collectively, together with any other affiliates, "Bidder") have proposed a transaction ("Proposed Transaction") with Media Arts Group, Inc. ("MAG"); and

     WHEREAS, Bidder and MAG have previously executed that certain Standstill Agreement dated as of November 15, 2000; and

     WHEREAS, Bidder and MAG desire to enter into an additional Standstill Agreement;

     NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAG and each Bidder agree as follows:

     1. Restricted Period. For a period ("Restricted Period") commencing with the date of this letter agreement and ending forty-five days after the date hereof, neither Bidder nor any of its Representatives shall, without the prior written consent of the independent committee of the board of directors of MAG (consisting of Michael West and Herbert Montgomery):

     (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities or direct or indirect rights to acquire any Voting Securities of MAG or any subsidiary of MAG, or of any successor to or person in control of MAG, or any assets of MAG or any subsidiary or division of MAG or of any such successor or controlling person;

     (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission ("SEC"), or seek to advise or influence any person or entity with respect to the voting of any Voting Securities of MAG;
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December 15, 2000
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     (c)  make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving MAG or any of its securities or assets;

     (d)  form, join or in any way participate in a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing;

     (e) take any action that could reasonably be expected to require MAG to make a public announcement regarding the possibility of any of the events described in clauses (a) through (d) above; or

     (f) request MAG or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

     2. Definitions. For purposes of this letter agreement, (i) "Representative" shall mean, as to any person, its directors, officers, employees, agents, affiliates and advisors (including, without limitation, financial advisors, attorneys and accountants) and debt financing sources and their advisors, but specifically excluding equity financing sources or other partners; (ii) "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual; and (iii) "Voting Securities" shall mean at any time shares of any class of capital stock of MAG which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of such party shall be deemed to have been so converted, exchanged or exercised.

     3. Relief; Expenses; Waiver. Without prejudice to the rights and remedies otherwise available hereunder, MAG shall be entitled to equitable relief by way of injunction or otherwise if Bidder or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by Bidder or by its Representatives, will reimburse MAG for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this letter agreement and such litigation. It is further understood and agreed that no failure or delay by MAG in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege of MAG hereunder.

     4. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of governing state law. Each party hereby consents to the institution and resolution of any action or proceeding of

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December 15, 2000
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any kind or nature with respect to or arising out of this agreement brought by any party hereto in the federal or state courts located within the State of Delaware.

     5. Entire Agreement. This letter agreement contains the entire agreement between the parties hereto, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

     Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.



                                             MEDIA ARTS GROUP, INC.

                                             By: /s/ TIMOTHY S. GUSTER
                                                ------------------------------
                                             Name: Timothy S. Guster
                                             Title: Sr. VP & General Counsel



ACCEPTED AND AGREED as of
the date first written above:

By: /s/ THOMAS KINKADE
    -----------------------------
Name: Thomas Kinkade



    -----------------------------